Exhibit 99.1

China Agritech, Inc. Appoints New Vice President of Finance

BEIJING, May 5, 2009 -- China Agritech, Inc. (OTC Bulletin Board: CAGC) ("China Agritech" or the “Company"), a leading national organic fertilizer manufacturer and distributor in China, today announced that it has appointed Ms. Lingxiao Dai as Vice President of Finance,  effective May 1, 2009. Ms. Dai replaces Mr. Kelviz Lim who, effective May 1, 2009, resigned on his own accord for personal reasons.

Ms. Dai was most recently the Chief Financial Officer of the American Yellowstone Power Co., Ltd.’s branch in China since June 2006. Her responsibilities included business evaluation, financial plans, appraisals, capital projects and investments. Prior to that, she was the Dean of the Business Department of Beijing Huang Pu University and before that she was the Dean of the Business Department at Beijing – U.S.A. College of English. Ms. Dai was also an Adjunct Professor of Accounting at York College, City University of New York. She has held other accounting positions in private enterprise and government positions.

Ms. Dai received a Bachelor of Business Administration in Accounting in 1993 and a Master of Science in Taxation in 1996, both from Baruch College in New York City. She also attended the Economics and Management Institute of Beijing University of Technology. She is a member of the Accounting Society and the Chinese Business Association in the U.S.

Mr. Yu Chang, Chairman and Chief Executive Officer of China Agritech, commented, “We are enthusiastic about having Ms. Lingxiao Dai join us with her accounting and management experience to assist us in our business. Her accounting and business experience in the U.S. will be important in helping us with U.S. GAAP, and strengthening internal financial controls, Sarbanes-Oxley and Section 404 reporting. We also wish to thank Kelviz for his past contributions to our success and wish him well for the future.”

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 26 provinces of China.

For more information about the Company, please visit http://www.chinaagritechinc.com.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes,” “expects," “anticipates,” “estimates” or similar expressions, including, but not limited to, statements regarding the continued demand for China Agritech's products, China Agritech's ability to sustain growth for the balance of the year and China Agritech's ability to generally meet all of its objectives. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

In China:
Mr. Gareth Tang
Chief Financial Officer
China Agritech, Inc.
Tel:   +86-10-5962-1220
Email: gareth@chinaagritech.com

In the U.S.:
Mr. Kevin Theiss / Mr. Valentine Ding
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: ktheiss@hfgcg.com
       vding@hfgcg.com